SYSTEM EXECUTIVE RETIREMENT PLAN
OF ENTERGY CORPORATION AND SUBSIDIARIES
(As Amended and Restated Effective January 1, 2009)
Certificate of Amendment
Amendment No. 8
THIS INSTRUMENT, executed this 22nd day of November, 2022, and effective December 1, 2022, constitutes the Eighth Amendment of the System Executive Retirement Plan of Entergy Corporation and Subsidiaries (As Amended and Restated effective January 1, 2009) (the “Plan”).
Pursuant to Section 9.01 of the Plan and in accordance with the Resolutions of the Personnel Committee of the Board of Directors adopted at its meeting of October 27, 2022, the Plan is hereby amended by adding an Appendix E at the end thereof to read in its entirety as follows:
APPENDIX E
PROVISIONS APPLICABLE TO A CERTAIN PARTICIPANT
This Appendix E is intended to memorialize certain provisions applicable to the benefit under the Plan of one of its Participants, Marcus V. Brown (for purposes of this Appendix E, “Executive”).
I.    Certain Definitions
Capitalized terms used in this Appendix E and not otherwise defined in the SERP shall have the following respective meanings:
“Cause Termination” shall mean a separation from service of Executive from Entergy or its affiliates due to the occurrence of any of the following acts, omissions, events or circumstances, as determined by Executive’s employer in its sole discretion:
(a)the continuing failure by Executive to substantially perform Executive’s duties in a satisfactory manner,
(b)the engaging by Executive in conduct which is injurious to Entergy Corporation or any affiliate monetarily, with respect to reputation, or otherwise,
(c)the neglect or intentional disregard of Executive’s duties or embezzlement, theft, larceny, fraud, or other acts of dishonesty by Executive,
(d)a violation by Executive of Entergy Corporation or an affiliate policy or procedure, the Code of Entegrity, any applicable law or regulation, or of any agreement between Executive and Entergy Corporation or any affiliate,
(e)the gross insubordination or repeated insubordination by Executive,
(f) indictment for, conviction of, or entrance of a plea of guilty or nolo contendere to, a felony, or to any other crime which is having or may have an adverse effect on Executive’s ability to carry out Executive’s duties or which is injurious to the Entergy Corporation or any affiliate monetarily, with respect to reputation, or otherwise,
(g)the unauthorized disclosure by Executive of any confidential or proprietary information or confidences of Entergy Corporation or any affiliate, or
(h)the failure of Executive to obtain or retain, as applicable, any license, qualification, exemption or other status necessary for Executive to fully perform Executive’s employment duties.
“Qualifying Transition Termination” shall mean a separation from service of Executive from Entergy or its affiliates after November 30, 2022 other than by reason of death, that:
    (a)    is not a Cause Termination; and
    (b)     is a separation upon or after Executive’s attainment of age 65; or
    (c)    in the case of a separation before Executive’s attainment of age 65, is a separation in connection with which the Administrator, after consultation with the Chief Executive Officer of Entergy Corporation and the Board of Directors, shall have (i) determined that Executive has successfully prepared his successor for his position and (ii) determined that the forfeiture provision in Section 6.01(a) shall not apply; or
    (d)    is a Qualifying Event and none of the forfeiture events in Section 7.02 occur.
    “Qualifying Death Transition Termination” shall mean a separation from service of Executive from Entergy or its affiliates by reason of death and where no basis for a Cause Termination of the Executive existed at the time of his death: (i) on or after Executive’s attainment of age 65; or (ii) before Executive’s attainment of age 65 and where the Administrator, after consultation with the Chief Executive Officer of Entergy Corporation and the Board of Directors, has determined that, as of the time of his death, Executive had successfully prepared his successor for his position.
II.    Separation After November 30, 2022
Notwithstanding any other provisions of the Plan (including without limitation Article II and Section 7.03) to the extent otherwise inconsistent herewith and subject to the further provisions of this Appendix E, the following provisions of this Paragraph II shall apply to the benefit of Executive under the Plan in respect of any separation from service of Executive from Entergy or its affiliates after November 30, 2022 (a “Covered Termination”).

A.    Effect of a Qualifying Transition Termination

In the event of a Covered Termination that is a Qualifying Transition Termination, the lump-sum cash amount payable under the Plan shall be the amount Executive would have been paid under the Plan if he had Retired from Service on November 30, 2022 and had an Income Payment Date of December 1,

2022 (the “Benefit Amount”), which amount shall not be subject to increase or decrease except as provided in Section 3.03. Executive’s entitlement to the Benefit Amount shall remain subject to the other applicable provisions of the Plan to the extent not inconsistent with this Appendix E, including without limitation the forfeiture provisions of Article VI of the Plan (but exclusive of Sections 6.01(a) & (b) thereof).
B.    Effect of a Qualifying Death Transition Termination
In the event of a Covered Termination that is a Qualifying Death Transition Termination, for purposes of determining the amount payable under Article IV of the Plan (the “Death Benefit”), Executive shall be deemed for purposes of Section 4.01(a) to have separated from service on November 30, 2022, survived to his Normal Retirement Date, Retired on his Normal Retirement Date, with Final Average Monthly Compensation and Years of Service calculated for all purposes (including actuarial assumptions) as if his Normal Retirement Date had been November 30, 2022, been entitled to a 50% joint and survivor annuity form of payment under the Plan, and then died immediately thereafter. The Death Benefit (if any) shall not be subject to increase or decrease. The entitlement of Executive’s Surviving Spouse, if any, to the Death Benefit shall remain subject to the other applicable provisions of the Plan.
C.    Failure of a Qualifying Transition Termination to Occur
In the event of a Covered Termination other than by reason of death of the Executive that is not a Qualifying Transition Termination and in respect of which Executive is otherwise entitled to a benefit under the Plan, the lump-sum cash amount payable under the Plan shall be the lesser of (i) the Benefit Amount, which amount shall not be subject to increase or decrease except as provided in Section 3.03, or (ii) the amount payable to Executive pursuant to the terms of the Plan (including without limitation Section 2.05) as determined without regard to this Appendix E or Amendment No. 9 to the PEP.

D.    Failure of a Qualifying Death Transition Termination to Occur
In the event of a Covered Termination by reason of death of the Executive that is not a Qualifying Death Transition Termination and in respect of which Executive’s Surviving Spouse is otherwise entitled to a death benefit under the Plan, the single-sum death benefit shall be the lesser of (i) the death benefit amount calculated under Paragraph II.B above, or (ii) the death benefit amount payable to the Executive’s Surviving Spouse pursuant to the terms of the Plan (including without limitation Section 2.05) as determined without regard to this Appendix E or Amendment No. 9 to the PEP.
III.    Miscellaneous
A.    Notwithstanding any other provision of the Plan (including the other provisions of this Appendix E), no benefit shall be provided in respect of any Cause Termination or any separation from service by reason of death where circumstances warranting a Cause Termination existed.
B.    This Appendix E is not intended to have, and shall not have, any effect on Executive’s benefit under the Entergy Retirement Plan, which shall be determined at all times in accordance with the terms of such plan as in effect from time to time.
IN WITNESS WHEREOF, the Personnel Committee has caused this Amendment No. 8 to the Plan to be executed by its duly authorized representative on the day, month, and year above set forth and effective December 1, 2022.
ENTERGY CORPORATION PERSONNEL COMMITTEE
through the undersigned authorized representative
/s/ Kathryn Collins
KATHRYN COLLINS
Senior Vice President, HR &
Chief Human Resources Officer